As filed with the Securities and Exchange Commission on December 10, 2002
                                              Registration No. _________________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                      ------------------------------------

                                    FORM SB-2
                             Registration Statement
                        Under the Securities Act of 1933
                      ------------------------------------

                                INN-VESTORS, INC.
               ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          Nevada                       7011                    14-1840061
----------------------------   -------------------------  ----------------------
(State or other jurisdiction   (Primary Standard          (I.R.S. Employer
of incorporation or            Industrial Classification  Identification Number)
organization)                  Code Number)

         Keith Newton, President                   Inn-Vestors, Inc.
        6060 N. Central Expressway            6060 N. Central Expressway
             Ste. 560, No. 7                      Ste. 560, No. 7
            Dallas, TX 75206                      Dallas, TX 75206
             (214) 800-2842                  (Address, and telephone number
(Name, address and telephone number of       of principal executive offices)
          agent for service)

                                   Copies to:
                                  David M. Loev
                               Vanderkam & Sanders
                            440 Louisiana, Suite 475
                              Houston, Texas 77002
                              Phone (713) 547-8900
                            Facsimile (713) 547-8910
                              --------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE
================================  ==============  ==================  ===================  =============
                                  Amount           Proposed Maximum                        Amount of
         Title of Each Class of   Being             Offering Price     Proposed Maximum    Registration
            Securities To Be      Registered         Per Share(1)         Aggregate        Fee
               Registered                                             Offering Price(1)
--------------------------------  --------------  ------------------  -------------------  -------------

 Common Stock, $ .0001 par value      220,000          .439194                96,623            8.89
 ===============================  ==============  ==================  ===================  =============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                                INN-VESTORS, INC.
                    Resale of 220,000 shares of common stock

The prospectus relates to the registration of the resale of 220,000 shares of our common stock by the selling stockholders listed on page 13. Shares offered by the selling stockholders may be sold by one or more of the following methods:

     -    ordinary brokerage  transactions in which a broker solicits purchases;
          and

     - face to face transactions between the selling stockholders and purchasers without a broker.

         A current prospectus must be in effect at the time of the sale of the shares of common stock discussed above. We will not receive any proceeds from the resale of common stock by the selling stockholders. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

         Each selling stockholder or dealer selling the common stock is required to deliver a current prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters. Therefore, the selling stockholders may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

This investment involves a high          Neither the SEC nor any state
degree of risk. You should retain        securities  commission has approved
our stock only after  considering        or disapproved of these  securities,
the risks  associated with us. We        or determined if this prospectus is
urge you to read the "Risk Factors"      truthful or complete. Any representation
section  beginning on page 4 along       to the contrary is a criminal offense.
with the rest of this  prospectus
before you make your investment decision.

                 The date of this prospectus is ________ , 2002

                                TABLE OF CONTENTS

                                                                            Page
  Prospectus Summary...........................................................3
  Summary Financial Data.......................................................4
  Risk Factors.................................................................4
  Use of Proceeds.............................................................12
  Capitalization..............................................................12
  Determination of Offering Price.............................................13
  Dilution....................................................................13
  Plan of Distribution and Selling Stockholders...............................13
  Legal Proceedings...........................................................14
  Management..................................................................15
  Principal Stockholders......................................................15
  Description of Capital Stock................................................17
  Shares Eligible for Future Sale.............................................17
  Interest of Named Experts and Counsel.......................................17
  Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities..................................................17
  Organization Within Last Five Years.........................................18
  Business....................................................................18
  Management's Discussion and Analysis of Financial Condition
  and Results of Operations...................................................22
  Description of Property.....................................................23
  Certain Transactions........................................................23
  Market for Common Equity and Related Stockholder Matters....................24
  Executive Compensation......................................................25
  Changes in and Disagreement With Accountants on Accounting
  and Financial Disclosure....................................................26
  Legal Matters...............................................................26
  Experts.....................................................................26
  Financial Statements........................................................26

                               PROSPECTUS SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

 Inn-Vestors, Inc.

     Inn-Vestors, Inc. is in the business of buying real estate properties. The company acquired an inactive hotel, the International Hotel, located at 113 Missouri, El Paso, Texas. The International Hotel is a 209 room, seventeen story facility which was built in 1970 and closed in 1998. Extensive rehabilitation and renovation expenditures are planned prior to reopening the International Hotel in June 2003.

     Inn-Vestors, Inc. was incorporated as a Nevada corporation in July 2002. Our principal executive offices are located at 6060 North Central Expressway, Ste. 560, No. 7, Dallas, TX 75206 and our telephone number is (214) 800-2842.
All references to we, our or us refer to Inn-Vestors, Inc., a Nevada corporation.

 The Offering

 Common Stock to be Resold               220,000 shares

 Shares of Common Stock Outstanding      5,000,000 shares

 Risk Factors                            You should read our Risk Factors in
                                         determining whether to hold or sell
                                         our shares of common stock.

 No Proceeds                             We will receive no proceeds from the
                                         resale of our  shares of common stock
                                         by the Selling Stockholders.


Lack of Market for Company Securities    There is  currently  no market  for
                                         our common stock; there is no assurance
                                         that any market will develop; if a
                                         market develops for our securities,
                                         it will likely be limited, sporadic
                                         and highly volatile.

Determination of Offering Price          The initial public trading price of our
                                         shares of common stock will be
                                         determined by market makers independent
                                         of us.

                             SUMMARY FINANCIAL DATA

  The summary financial information presented below is derived from the audited financial statements for the period from July 26, 2002, (inception) through July 31, 2002.

    STATEMENT OF                          Period from July 26, 2002 (inception)
    OPERATION DATA:                              through July 31, 2002

       Revenues                                                 -
       Operating Expenses                                   4,508
       Net Loss                                           $(4,508)

    BALANCE SHEET DATA:                        July 31, 2002

       Cash and cash equivalents                           49,768
       Land                                               624,951
       Hotel building and components                    2,025,343
       Total assets                                     2,700,062
       Working capital                                   (454,324)
       Note payable short-term debt                       475,000
       Additional  paid in capital                      2,199,978
          Accumulated Deficit                              (4,508)
          Total Stockholders' Equity (deficit)          2,195,970

                                  RISK FACTORS

          Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning buying, holding or selling our common stock.

 Risks Relating to Hotel Operations

We Are Subject to All of the Operating Risks Common to the Hotel and Leisure Industry.

 Operating risks common to the hotel and leisure industry include:

* changes in general economic conditions, including the severity and duration of the current economic downturn exacerbated by the September 11, 2001 terrorist (the "September 11 Attacks") and their aftermath;

* decreases in the level of demand for rooms and related services, including the recent reduction in business travel as a result of general economic conditions and the September 11 Attacks;

*    cyclical over-building in the hotel and leisure industry;

* restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations;

*    changes in travel patterns;

*    changes in the amount of convention traffic;

* changes in operating costs including, but not limited to, energy and labor costs; and

*    the availability of capital to allow us to fund acquisitions and expansion.

We Must Compete for Customers and Our Hotel is Located in a Small Population Center.

          The hotel and leisure industry is highly competitive. Our property is expected to compete for customers with other hotel and resort properties in their geographic markets. Some of our competitors have substantially greater marketing and financial resources than we do, and they may improve their facilities, reduce their prices or expand or improve their marketing programs in ways that adversely affect our operating results. In addition, our property is located in a small population center without a large amount of destination tourism or business travel and we may encounter unfavorable regional or national economic or weather conditions that could adversely affect the results of our operations.

We Must Compete for Properties.

          We compete with other hotel and leisure companies for properties, which may increase the cost of acquiring properties. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay.

The Hotel and Leisure Industry Is Seasonal in Nature.

          The hotel and leisure industry is seasonal in nature; however, the periods during which we experience higher revenue are expected to vary from property to property assuming we acquire additional properties and are expected to depend principally upon location.

The Hotel and Leisure Business Is Capital Intensive.

          In order for our property to remain attractive and competitive, we have to spend money periodically to keep it well maintained, modernized and refurbished. This creates an ongoing need for cash and, to the extent we, cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. Accordingly, our financial results may be sensitive to the cost and availability of funds.

Real Estate Investments Are Subject to Numerous Risks.

     Because we own a hotel, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate, zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate hotels. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition, as well as on our ability to make distributions to our shareholders. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be adversely affected.

Hotel Development Is Subject to Timing, Budgeting and Other Risks.

     We intend to acquire, renovate and reposition hotel and resort properties as suitable opportunities arise, taking into consideration the general economic climate. Renovation, acquisition and repositioning of hotels have a number of risks, including risks associated with:

*    construction delays or cost overruns that may increase project costs;

* receipt of zoning, occupancy and other required governmental permits and authorizations;

*    costs incurred for projects that are pursued but not acquired;

* so-called acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

*    ability to raise capital; and

*    governmental restrictions on the nature or size of a project.

          We cannot assure you that any acquisition or renovation will be completed on time or within budget.

Environmental Regulations Could Make Us Liable for Cleaning Up Hazardous Substances.

          Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in property we currently own or operate. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to use, sell or rent our real property.

          General Economic Conditions May Negatively Impact Our Results.

          Moderate or severe economic downturns or adverse conditions may negatively affect our operations. These conditions may be widespread or isolated to one or more geographic regions. Our results may be negatively impacted by the significant drop in industry-wide lodging demand, resulting primarily from the September 11 Attacks. In addition, a tightening of the labor markets in El Paso may result in fewer and/or less qualified applicants for job openings in our facility and higher wages.

     Risks Relating To Acquisition Opportunities

          We intend to make acquisitions that complement our business. There can be no assurance, however, that we will be able to identify acquisition candidates or complete acquisitions on commercially reasonable terms or at all. If additional acquisitions are made, there can be no assurance that any anticipated benefits will actually be realized. Similarly, there can be no assurance that we will be able to obtain additional financing for acquisitions, or that the ability to obtain such financing will not be restricted by the terms of our debt agreements.

  Risk Relating To Our Debt Financing

          As a result of incurring debt, we are subject to the risk that cash flow from operations will be insufficient to meet required payments of principal and interest. Our leverage may have important consequences including the following: (i) our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to us; (ii) a substantial decrease in operating cash flow or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations; and (iii) our higher level of debt and resulting interest expense may place us at a competitive disadvantage with respect to certain competitors with lower amounts of indebtedness and/or higher credit ratings.

  Risks Relating to Acts of God, Terrorist Activity and War

          Our financial and operating performance may be adversely affected by acts of God, such as natural disasters, in locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Some types of losses, such as from earthquake and environmental hazards may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars, terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife may cause in the future, our results to differ materially from anticipated results.

  Risks Related To This Offering

Risk of Not Receiving Bridge Loan Resulting In Obligation of Charles Wilkerson to Pay Dina, Inc. and Recon Real Estate Consultants, Inc.

          Pursuant to the Third Modification of Purchase Agreement, we must close a bridge loan from an institutional lender in the amount of $3.5 million by December 28, 2002, and use the proceeds to commence and diligently pursue remodeling of the International Hotel. However, this obligation will become void once Dina, Inc. (the seller of the International Hotel) sells all or part of its stock. We will be in default under the terms of the Third Modification of Purchase Agreement if we fail to close on a bridge loan by December 28, 2002, or we do not immediately proceed to make improvements to the International Hotel within thirty days after closing the bridge loan and continue making improvements diligently, without cessation or the International Hotel becomes encumbered by any lien other than the bridge loan without the prior written consent of Dina, Inc. The default caused by the encumbrance by any lien will become void once the registration statement is filed with the SEC. There can be no assurance that the company will be successful in closing the bridge loan in the amount and within the time frame required by the Third Modification of Purchase Agreement. In consideration for Dina, Inc. and Recon Real Estate Consultants, Inc. entering into the Third Modification of Purchase Agreement, Charles Wilkerson entered into an agreement with those parties whereby Charles Wilkerson provided a personal guarantee to Dina and Recon in the aggregate amount of $2,200,000 upon an event of default by the company pursuant to the Third Modification of Purchase Agreement. In the event the company is unsuccessful in closing the bridge loan under the terms specified above, it is reliant on Charles Wilkerson to pay Dina and Recon the amounts they are due. In the event Charles Wilkerson does not pay Dina and Recon in the event of a default by the company, it is likely that Dina and Recon would seek recourse against the company and the company could be forced to return the International Hotel to Dina.

  Because We Have a Limited Operating History Our Future Success is Uncertain As Is Our Ability to Generate Revenues

     We were incorporated in July 2002, and as of December 5, 2002, have generated no revenues. Accordingly, we, as a development stage company, have a limited operating history on which to base an evaluation of our business and our ability to generate revenues. Our primary activities to date have been capital formation and the acquisition of the International Hotel. Our success is dependent upon the successful operation of the International Hotel, as well as the successful acquisition and operation of any future hotels, if any, to which there is no assurance. There can be no assurance that we will be generating substantial revenues from operating our hotel.

Our Auditors Have Expressed Substantial Doubt About Our Ability To Continue As a Going Concern As We Have Not Established a Sufficient Source of Revenues

  Thomas Leger & Co. L.L.P., in their independent auditors' report, have expressed "substantial doubt" as to our ability to continue as a going concern based on our lack of a source of revenues. We are negotiating an agreement to raise short-term funding and plan to seek long term funding through a private placement of debt. Our financial statements do not include any adjustments that might result from the outcome of that uncertainty. The going concern qualification is also described in Note 2 of the notes to our financial statements.

  Without raising short-term funding and establishing a source of revenues, our ability to remain in business will be in jeopardy and therefore, all investors may lose their entire investment in us.

Pledge of the International Hotel Land and Improvements May Result in a Lawsuit Against Us.

     In July 2002, we borrowed $325,000 in cash from Douglas A. Larson who also provided us with acquisition and consulting services. In consideration for the services rendered and the funds advanced, we executed a note for $475,000 that was due and payable on or before October 25, 2002. In addition, the note originally bore interest at 9% per annum and which note now bears interest at 15% per annum on the matured and unpaid balances. As we are currently in default on the payment of the note, we risk that Douglas A. Larson will enforce his rights to the repayment of funds for which he is owed.

  We have a limited operating history on which to base an evaluation of our business and prospects.

     Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets such as the hotel industry. We will encounter various risks in implementing and executing our business strategy. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Our internally generated cash flows from operations have been and continue to be insufficient for our cash needs.

          It is expected that we will generate cash flows from operations in the foreseeable future, but there is no assurance as to the period of time that any such cash flows will be sufficient to cover cash requirements. We will likely rely on external financing to supplement our operations.

  Due to our limited operating history and the industry in which we compete, our future revenues may be unpredictable.Due to our limited operating history and the industry in which we compete, our future revenues may be unpredictable.Due to our limited operating history and the industry in which we compete, our future revenues may be unpredictable.

          As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast revenues, if any. Sales and operating results generally depend on the volume and timing of hotel guests, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would have an immediate adverse effect on our business.

  Certain Interests May Impose Conflicts of Interest

          Hospitality Plus is our parent company. Hospitality Plus is owned by the Wickliffe Trust of which C. Keith Wilkerson, II; Kristin Newton, the wife of Keith Newton, our president; Gary Bell and Cara Adams serve as trustees and of which Charles Wilkerson and Katherine Wilkerson are the beneficiaries. Hospitality Plus manages the company's current property and plans to manage any future properties that the company acquires. Hospitality Plus receives a management fee of 4% of gross revenues, an incentive management fee based on 2% of gross operating profit, and an accounting service fee of $5,000 per month in consideration for managing the company's property. The agreement provides that Hospitality Plus Corporation shall receive a termination fee of 36 months of fees plus other fees that it would have been entitled to pursuant to this agreement if it had not been terminated.

   Risk of Our Ability to Manage Rapid Growth

     Our future success and our ability to manage future growth depend in large part upon the efforts of our senior management and our ability to attract and retain key officers and other highly qualified personnel. Competition for such personnel is intense. There can be no assurance that we will continue to be successful in attracting and retaining qualified personnel. Accordingly, there can be no assurance that our senior management will be able to successfully execute and implement our growth and operating strategies. As our executive officers do not receive compensation from us, we rely on Hospitality Plus, our parent company, to compensate such individuals.

  Risk That We Will Not Become Effective with Our Registration Statement May Result In the Transfer of Our Shares From Dina, Inc.

     In the event we do not become effective with our registration statement by approximately November 10, 2002, Dina, Inc. has the right to retain our stock; transfer its stock to Covenant Financial Corporation in exchange for shares of Covenant Financial Corporation with a market value of $2.2 million; or transfer its stock to Ameri-First Financial Group, Inc. in exchange for shares of Ameri-First Financial Group, Inc. with a market value of $2.2 million. As of December 5, 2002, Dina, Inc. had not requested an exchange of our shares. If Dina, Inc. were to transfer its shares, the company would need to modify its registration statement. Wilkerson Consulting, Inc., which is owned by the Wickliffe Trust of which C. Keith Wilkerson, II, Kristin Newton, and Cara Adams serve as trustees and whereby Charles and Katherine Wilkerson are the beneficiaries, is the majority stockholder of Covenant Financial Corporation and Ameri-First Financial Group, Inc.

You Will Have No Control of Inn-Vestors Due To the Stock Holdings of Our Parent Company.

           The majority of our outstanding common stock is beneficially owned by Hospitality Plus, our parent company who owns 4,630,000 or 92.6% of our shares. In addition, cumulative voting is not permitted with respect to our common stock. Cumulative voting provides that a shareholder can cast votes in the election of directors equal to the number of shares owned by such shareholder multiplied by the number of directors to be elected to a single candidate or among the candidates as the shareholder wishes.

           As a result, Hospitality Plus will be able to:

o    elect or defeat the election of directors,

o amend or prevent amendment of our Amended and Restated Certificate of Incorporation or bylaws, or

o    effect or prevent a merger, sale of assets or other corporate transaction.

           Our stockholders, for as long as they hold less than 50% of our outstanding voting power, will not be able to control the outcome of such transactions. The extent of such ownership may have the effect of preventing a change in control or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control which in turn could have an adverse effect on the market price of the common stock.

  Our Board of Directors May Issue Preferred Stock and Establish the Preferences and Rights of Any Such Preferred Stock.

           Our charter provides that the total number of shares of stock of all classes which the company has authority to issue is 55,000,000, consisting of 50 million shares of common stock, and five million shares of preferred stock. Our Board of Directors has the authority, without a vote of stockholders, to establish the preferences and rights of any preferred series of shares to be issued and to issue such shares. The issuance of preferred shares having special preferences or rights could delay or prevent a change in control even if a change in control would be in the interests of our stockholders. Because our Board of Directors has the power to establish the preferences and rights of preferred of shares without a stockholder vote, our Board of Directors may give the holders of any class or series preferences, powers and rights, including voting rights, senior to the rights of holders of our shares.

  You May Experience Difficulty Selling Our Stock Due to the Lack of Public Market for Our Common Stock.

     Prior to this prospectus, there has been no public trading market for our common stock. Upon the registration statement becoming effective, the common stock will not be listed on a national securities exchange, Nasdaq, or on the OTC Bulletin Board. Management's strategy is to list the common stock on the American Stock Exchange or OTC Bulletin Board as soon as practicable. However, to date we have not solicited any such securities brokers to become market-makers of our common stock. There can be no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined by market makers independent of us. Dina, Inc. Will Own the Majority of Our Registered Shares upon Our Registration Statement Being Declared Effective by the SEC.

     Upon our registration statement being declared effective by the SEC, Dina, Inc. will own the majority of our registered shares. In addition, the company has agreed not to register any additional shares before August 2003. Therefore, the market for our common stock may be reliant on Dina, Inc. and its willingness to sell shares of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking' information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

            -the success or failure of management's efforts to implement our business strategy;

            -our ability to compete with major established companies;

            -our ability to attract and retain quality employees; and

            -other risks which may be described in future filings with the SEC.

           We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                 USE OF PROCEEDS

           We will not receive any proceeds from the resale of common stock by the Selling Stockholders.

                                 DIVIDEND POLICY

           We have not declared or paid cash dividends on our common stock to date. The current policy of the board of directors is to retain earnings, if any, to provide funds for operating and expansion of our business. Such policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

                                 CAPITALIZATION

           The following table sets forth our audited capitalization as of July 31, 2002.
           Long-term Debt                                                 -
           Shareholders Equity:

               Common Stock $.0001 par value,
               50,000,000 shares authorized,
               5,000,000 shares issued and
                    outstanding                                         500

               Preferred Stock $.01 par value,
               5,000,000 shares authorized, no
               shares issued and outstanding                              -

               Additional Paid in Capital                         2,199,978
               Accumulated Deficit                                   (4,508)
               Total Shareholders' Equity                         2,195,970

                         DETERMINATION OF OFFERING PRICE

           Inapplicable.

                                    DILUTION

           Inapplicable.

                    PLAN OF DISTRIBUTION SELLING STOCKHOLDERS

  This prospectus relates to the resale of 220,000 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.

                 Resale of Common Stock by Selling Stockholders
                          Shares Currently Outstanding

                          Shares      Amount Offered    Shares
                       Beneficially    (AssumingAll   Beneficially  Percentage
                       Owned Before       Shares       Owned After  (if greater
 Stockholder              Resale     Immediately Sold    Resale      than 1%)
 -----------              ------     ----------------    ------      --------
 Dina, Inc.           197,550             197,500           0

 Recon Real Estate
 Consultants, Inc.     22,500              22,500           0

         The 220,000 shares offered by the selling stockholders will be freely transferable and may be sold by one or more of the following methods, without limitation:

* ordinary brokerage transactions and transactions in which the broker solicits purchases; and

*    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

 Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of such shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of common stock for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

                                LEGAL PROCEEDINGS

         As of the date of this prospectus, there are no legal proceedings pending or, to our knowledge, threatened against us or to which we are a party.

                                   MANAGEMENT

 Directors and Executive Officers

         The following table sets forth the directors and officers of the company and their respective ages and positions:

Name                        Age       Position
-----                      -----     -----------

 Keith D. Newton            34       President, Chief Executive Officer, and
                                     Director

 Brandon Walters            27       Vice President

 Gary W. Bell               32       Secretary and Treasurer

     Keith D. Newton has served as our President, Chief Executive Officer, and Director since our inception in July 2002. Mr. Newton has served as the Secretary, Treasurer and Director of Ameri-First Financial Group, Inc. since March 2000. Mr. Newton has served as the President of Hospitality Plus since April 2000. From February 1997 through April 2000, Mr. Newton serves as a Sales Manager with Borders. Mr. Newton received his education in business administration and management from McNeese State University, and has experience in retail management including regional representation for fine retailers. Being familiar with budgets and the financial concerns of high volume sales and operations, Mr. Newton has assumed the role of supervising and managing the Company's finances.

     Brandon Walters has served as our Vice President since July 2002. Since May 2001, Mr. Walters has served as the vice president of Hospitality Plus. From May 2000 through May 2001, Mr. Walters served as the Division Director of sales and marketing of AmeriTech/SBC and from May 1998 through May 2000. Mr. Walters served as a sales executive of Ameritech/SBC from August 1997 through May 1998, Mr. Walters serves as an Electronic Banking Officer for Bank of America. Mr. Walters received a degree of bachelor of science from East Texas Baptist University and anticipates receiving his MBA in marketing and his MBA in Technology and Engineering Management from Dallas Baptist University in December 2002.

     Gary Bell has served as the Secretary and Treasurer of the Company since our inception in July 2002. Mr. Bell has served as the President and Director of Ameri-First Financial Group, Inc. since March 2000. Mr. Bell has served as the Vice President of Hospitality Plus since March 2002. From May 1998 through June 2001, Mr. Bell served as the President and Chief Executive Officer of Amerand Corporation. From November 1993 through May 1998, Mr. Bell served as the President and Chief Executive Officer of Nature's Landscape, Inc. Mr. Bell is educated in business management and being self-employed for the majority of his working career, he has developed the skills which the Company believes are necessary to analyze an investment and to evaluate its reparation and renovation needs to be a successful asset to the Company's portfolio.

     Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. The Board has not established any committees. All executive officers are chosen by the board of directors and serve at the board's discretion. The directors and officers will devote full time to the Company's affairs on an "as needed" basis, which, depending on the circumstances. could amount to as little as two hours per month, or more than forty hours per month, but more than likely will fall within the range of five to ten hours per month. Gary Bell, Keith D. Newton, C. Keith Wilkerson, II and Charles Wilkerson are related parties. We plan to reimburse directors for any expenses incurred in attending board of directors meetings.

                             PRINCIPAL STOCKHOLDERS

        The following table presents certain information regarding the beneficial ownership of the Company's common stock by

 o each person who owns beneficially more than five percent of the outstanding shares of common stock,
 o       each of our directors,
 o       each named executive officer, and
 o       all directors and officers as a group.

Name and Address                 Number of Shares of Common Stock  Percentage of
of Beneficial Owners (1)(2)      Beneficially Owned                Ownership
---------------------------      --------------------------------  -------------
Hospitality Plus Corporation (3)         4,630,000                    92.6%

Wickliffe Trust                          4,630,000                    92.6%

Keith D. Newton (4)                      4,630,000                    92.6%

Brandon Walters (4)                      4,630,000                    92.6%

Gary Bell (4)                            4,630,000                    92.6%

Charles and Katherine Wilkerson (5)      4,630,000                    92.6%

All officers and directors as a
group (3) persons                       18,520,000                   370.4%

 * Less than one percent.

 (1) The business address of our officers and directors is the same as the address of our principal executive offices.

 (2) Unless otherwise noted, each person or entity has sole investment power and sole voting power over the shares disclosed.

 (3) Owned by Wickliffe Trust, whereby C. Keith Wilkerson, II, Kristin Newton, Cara Adams, and Gary Bell serve as trustees and whereby Charles and Katherine Wilkerson are the beneficiaries.

 (4) Affiliate of Hospitality Plus Corporation due to his position as an officer of such company.

 (5) Beneficiaries of the Wickliffe Trust.

 DESCRIPTION OF CAPITAL STOCK

 Common Stock

          We are authorized to issue up to 50,000,000 shares of common stock, par value of $.0001 per share. There are 5,000,000 shares of common stock issued and outstanding.

          The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is validly issued, fully paid and non-assessable.

 Preferred Stock

       We have authorized the issuance of up to 5,000,000 shares of preferred stock, par value of $ .01 per share. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

 o       restricting dividends on the common stock;

 o       diluting the voting power of the common stock;

 o       impairing the liquidation rights of the common stock; and

 o delaying or preventing a change in control of Inn-Vestors without further action by the stockholders.

 SHARES ELIGIBLE FOR FUTURE SALE

       As of December 5, 2002, a total of 5,000,000 shares of common stock were outstanding. The resale of 220,000 shares of company common stock will be eligible for immediate resale in the public market. All of the remaining 4,780,000 shares of common stock outstanding will be subject to resale pursuant to provisions of Rule 144 and will not be eligible for resale before July 2003.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

          None.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       ORGANIZATION WITHIN LAST FIVE YEARS

          See "Certain Relationships and Related Transactions".

                                    BUSINESS

          The company's revenue and earnings will be derived from hotel operations. The company is in the business of acquiring real estate properties. In July 2002, the company acquired an inactive hotel property in El Paso, Texas, the International Hotel, from Dina, Inc. for a sales price of $2,520,000 which was composed of a $300,000 cash payment and 220,000 shares of the company's common stock. The acquired hotel is a 209 room, seventeen story facility built in 1970 and closed in 1998. Extensive rehabilitation and rehabilitation and renovation expenditures are planned prior to reopening the International Hotel in June 2003, utilizing Hospitality Plus, our parent company, as the operator. As the International Hotel has not been operating for some time, we have not described with more specificity, the company's source of revenue (including, but not limited to, competition in the rental market, comparative rents, occupancy rates) and expenses (including but not limited to, utilities, ad valorem tax rates, maintenance expenses, and capital improvements anticipated). In addition, the company is not aware of any material factors relating to the International Hotel that would cause the reported financial information not to be necessarily indicative of future operating results.

 Business Strategy

       The company's primary business objective is to rehabilitate and renovate the International Hotel, maximize earnings and cash flow of the company's existing property; selectively acquire interests in additional assets and maximize the value of its real estate properties. The September 11 attacks and their aftermath make financial planning and implementation of our strategy more challenging.

          Growth Opportunities.

 Management has identified several growth opportunities with a goal of enhancing the company's operating performance and profitability, including:

* Undervalued hotels whose performance can be increased by re-branding to one of the company's hotel brands, the introduction of better and more efficient management techniques and practices and/or the injection of capital for renovating, expanding or repositioning the property;

* Hotels or brands which would enable the company to provide a wider range of amenities and services to customers; and

* Portfolios of hotels or hotel companies that exhibit some or all of the criteria listed above, where the purchase of several hotels in one transaction enables the company to obtain favorable pricing or obtain attractive assets that would otherwise not be available.

 Hotel/Motel Management Agreement

          In July 2002, the company entered into a Hotel/Motel Management Agreement with Hospitality Plus Corporation, its parent corporation. Pursuant to the agreement, the company agreed that Hospitality Plus Corporation shall direct, supervise, manage and operate the company's hotel. The agreement terminates on December 1, 2011. Hospitality Plus Corporation receives a base management fee of 4% of gross revenues on a monthly basis. In addition, Hospitality Plus Corporation receives an incentive management fee based on 2% of gross operating profit on a monthly basis as well as an accounting service fee of $5,000 per month. The agreement provides that Hospitality Plus Corporation shall receive a termination fee of 36 months of fees plus other fees that it would have been entitled to pursuant to this agreement if it had not been terminated.

 Competition

     The hotel and leisure industry is highly competitive. Competition is generally based on quality and consistency of room, restaurant and meeting facilities and services, attractiveness of locations, price and other factors. Management believes that the company's property will compete favorably in these areas. The company's property is expected to compete with other hotels including facilities owned by local interests and facilities owned by national and international chains. The principal competitors of the company include other hotel operating companies, ownership companies (including hotel REITs) and national hotel brands. As the International Hotel has not been operating for some time, we have not compared the International Hotel with other hotels with respect to comparative rates and occupancy rates.

 Environmental Matters

     The company is subject to certain requirements and potential liabilities under various federal, state and local environmental laws, ordinances and regulations ("Environmental Laws"). For example, a current or previous owner or operator of real property may become liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may be liable for the costs of removal or remediation of such wastes at the treatment, storage or disposal facility, regardless of whether such facility is owned or operated by such person. The Company uses certain substances and generates certain wastes that may be deemed hazardous or toxic under applicable Environmental Laws, and the company expects from time to time to incur costs related to cleaning up contamination resulting from historic uses of certain of the company's current or former properties or the company's treatment, storage or disposal of wastes at facilities owned by others. Other Environmental Laws require abatement or removal of certain asbestos-containing materials ("ACMs") (limited quantities of which are present in various building materials such as spray-on insulation, floor coverings, ceiling coverings, tiles, decorative treatments and piping located at certain of the company's hotels) in the event of damage or demolition, or certain renovations or remodeling. These laws also govern emissions of and exposure to asbestos fibers in the air. Environmental Laws also regulate polychlorinated biphenyls ("PCBs"), which may be present in electrical equipment.

     Environmental Laws are not the only source of environmental liability. Under the common law, owners and operators of real property may face liability for personal injury or property damage because of various environmental conditions such as alleged exposure to hazardous or toxic substances poor indoor air quality, radon or poor drinking water quality.

          Although the Company anticipates incurring remediation and other environmental costs during the ordinary course of operations, management anticipates that such costs will not have a material adverse effect on the operations or financial condition of the Company.

 Employees

          We anticipate hiring employees as we grow. As of December 5, 2002, we employed only two part-time employees. Labor relations have been maintained in a normal and satisfactory manner, and management believes that the company's employee relations are good.

 Available Information

          The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the site is http:\\www.sec.gov. Visitors to the site may access such information by searching the EDGAR database on the site.

         Prior to the date of this prospectus, the company was not subject to the information and reporting requirements of the Exchange Act. As a result, the company will become subject to such requirements and, in accordance therewith, the company will file periodic reports, proxy materials and other information with the SEC. We will provide its stockholders with annual reports containing audited financial statements and, if determined to be feasible, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. We have filed a registration statement of Form SB-2 under the Securities Act, with respect to the securities being registered. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules there to, which reference is hereby made. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC or may be examined, without charge, at the public reference facilities of the SEC, 450 Fifth Street, Northwest, Washington D.C. 20549.

          The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We will provide without charge to each person who receives a copy of the prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to us, attention Keith D. Newton at 214-800-2842.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

          The following discussion should be read in conjunction with our financial statements.

          We are a development stage company with limited business activities. We were incorporated in July 2002, but have conducted limited business activities as we have had limited cash and assets. Since inception, we have concentrated on formation and the acquisition of the International Hotel, an inactive property in El Paso, Texas which is a 209 room, seventeen story facility which was built in 1970 and was closed in 1998. As of November _, 2002, we had generated no revenues. There exists limited historic operations with respect to our operations. Our fiscal year is June 30. The financial information contained in this prospectus is for the audited period from July 26, 2002 (inception) through July 31, 2002.

          During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

 *        Renovate the International Hotel through June 2003;

 *        Train new employees to operate the International Hotel;

 *        Promote and market the International Hotel; and

 *        Open the International Hotel to the public.

          Each of these steps present significant risks with respect to our ability to implement our plan of operations which are discussed in the "RISK FACTORS" section of this prospectus. You should carefully review these risks.

          Our current cash forecasts indicate that there will be negative cash flow from operations for the foreseeable future. In the future, we will be required to

 *           seek debt or equity financing (public or private),

 *           curtail operations,

 *           sell assets, or

 * otherwise bring cash flows in balance when it approaches a condition of cash insufficiency.

          We have not spent and we do not plan to spend money on research and development costs.

          We anticipate purchasing approximately $1 million dollars of furniture, mattresses, restaurant equipment and various other items during the next twelve months.

         We are currently negotiating with various parties for a two year bridge loan of approximately $4.1 million. Hospitality Plus, our parent company, has agreed to contribute up to $500,000 of working capital. We expect that proceeds from the bridge loan and working capital contributed by Hospitality Plus will allow us to satisfy our cash requirements for a minimum of twelve months.

                             DESCRIPTION OF PROPERTY

          We do not currently lease office space and utilize the facilities of Hospitality Plus, our parent company.

                              CERTAIN TRANSACTIONS

          In July 2002, we issued our founder Hospitality Plus Corporation, our parent company, 4,630,000 shares of common stock in consideration for services rendered valued at $463.00.

          In July, 2002, we entered into a Hotel/Motel Management Agreement with Hospitality Plus Corporation our parent company, which provides that Hospitality Plus Corporation shall manage the company's hotel.

          In October 2002, Charles Wilkerson, a beneficiary of the Wicliffe Trust which owns Hospitality Plus Corporation which owns 92.6% of our common stock, entered into an agreement with Dina, Inc. and Recon Real Estate Consultants, Inc. whereby Charles Wilkerson agreed to pay Dina and Recon an aggregate amount equal to $2,200,000 in exchange for stock issued for the International Hotel upon the occurrence of an event of default under the Third Modification of Purchase Agreement.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

          Currently there is no public trading market for our securities.

     The Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

* that a broker or dealer approve a person's account for transactions in penny stocks; and

* the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

          In order to approve a person's account for trans actions in penny stocks, the broker or dealer must

* obtain financial information and investment experience and objectives of the person; and

* make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form

* sets forth the basis on which the broker or dealer made the suitability determination; and

* that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

          Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                             EXECUTIVE COMPENSATION

 The company's officers and directors do not receive compensation from the company. The company's officers are compensated through Hospitality Plus Corporation, the company's parent corporation.

 Limitation of Directors' Liability

     Our Amended and Restated Articles of Incorporation eliminate, to the fullest extent permitted by the Nevada General Corporation Law, the personal liability of our directors for monetary damages for breaches of fiduciary duty by such directors. However, our Amended and Restated Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director for

 *           acts or omissions which involve intentional misconduct,
 *           fraud or a knowing violation of the law, or
 *           unlawful corporate distributions.

          This provision of the Amended and Restated Articles of Incorporation will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by this provision; such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to board action in respect of such transaction or event. In these cases, the stockholders and we could be injured by a board's decision and have no effective remedy.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
       ON ACCOUNTING AND FINANCIAL DISCLOSURECHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.

                           LEGAL MATTERSLEGAL MATTERS

          Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon for us by Vanderkam & Sanders, Houston, Texas.

                                     EXPERTS

          The financial statements for the period from July 26, 2002 (inception) through July 31, 2002, included in this registration statement have been included herein in reliance upon the report of Thomas Leger & Co., L.L.P independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INN-VESTORS, INC.
                          (A Development Stage Company)


                       INDEX TO THE FINANCIAL STATEMENTS

INN-VESTORS, INC. - Historical Financial Information
Independent Auditor's Report                                                           F-1

Balance Sheet
          As of July 31, 2002                                                          F-2

Statement of Operations
          For the Period from Inception (July 26, 2002) through July 31, 2002          F-3

Statement of Changes in Shareholders' Equity
          For the Period from Inception (July 26, 2002) through July 31, 2002          F-4

Statement of Cash Flows
          For the Period from Inception (July 26, 2002) through July 31, 2002          F-5

Notes to the Financial Statements
          For the Period from Inception (July 26, 2002) through July 31, 2002      F-6 to F-9

INTERNATIONAL HOTEL - Historical Revenues and Operating Expenses

Independent Auditor's Report                                                          F-10

Historical Statements of Revenues and Direct Operating Expenses
          For the Year Ended February 28, 2002 and for the Unaudited
            Five-Month Periods Ended July 31, 2002 and 2001                           F-11

Notes to Historical Statements of Revenues and Direct Operating Expenses
          For the Year Ended February 28, 2002 And for the Unaudited Five-Month
            Periods Ended July 31, 2002 and 2001                                      F-12

INN-VESTORS, INC. - Pro Forma Combined Statement of Operations

Unaudited Pro Forma Combined Statements of Operations
          Introduction                                                                F-13
          For the Five Months Ended July 31, 2002                                     F-14
          For the Year Ended February 28, 2002                                        F-15

Notes to Unaudited Pro Forma Combined Statements of Operations
          For the Year Ended February 28, 2002 and the
             Five Months Ended July 31, 2002                                          F-16

                           INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
INN-VESTORS, INC.
Greenville, Texas

We have audited the accompanying balance sheet of INN-VESTORS, INC. (a Nevada corporation and A Development Stage Company) as of July 31, 2002, and the related statements of operations, shareholders' equity, and cash flows for the period from July 26, 2002 (date of inception and incorporation) through July 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of INN-VESTORS, INC., as of July 31, 2002, and the results of its operations and its cash flows for the period from July 26, 2002 (date of inception and incorporation) to July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has recently commenced business and has not commenced its planned principal operations and has plans to raise substantial capital to carry out its business plan. If these transactions are not completed in a timely manner, there is a substantial uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




                                                     THOMAS LEGER & CO. L.L.P.


Houston, Texas
September 23, 2002

                                INN-VESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                  JULY 31, 2002

                       Assets

Hotel property
Land                                                     $ 624,951
Hotel building and components                            2,025,343
                                                        ----------
                                                         2,650,294
Less accumulated depreciation
and amortization                                                 -
                                                        ----------
                                                         2,650,294
Cash and cash equivalents                                   49,768
                                                        ----------
Total Assets                                           $ 2,700,062
                                                        ==========

          Liabilities and Shareholders' Equity

Security deposits and prepaid rent                         $ 1,530
Accrued property taxes                                      27,562
Notes payable                                              475,000
                                                        ----------
                                                           504,092
Commitments and Contingencies                                    -
Shareholders' Equity

Common Stock, $0.0001 par value; 50,000,000
      shares authorized; 5,000,000 shares issued
      and outstanding at July 31, 2002                         500
Additional paid-in capital                               2,199,978
Accumulated deficit                                         (4,508)
                                                        ----------
                                                         2,195,970
Total Liabilities and Shareholders' Equity             $ 2,700,062
                                                        ==========

                                INN-VESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                          FOR THE PERIOD FROM INCEPTION
                      (JULY 26, 2002) THROUGH JULY 31, 2002

Revenues                                               $    -
                                                        ------
Operating Expenses
Expense of initiating buisiness                         4,000
Management consulting                                     478
Miscellaneous                                              30
                                                       ------
                      Total Operating Expense           4,508
                                                       ------
Net loss                                             $ (4,508)
                                                       ======
BASIC LOSS PER COMMON  SHARE                         $      -
                                                       ======
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING           5,000,000
                                                    =========

                                INN-VESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                          FOR THE PERIOD FROM INCEPTION
                      (JULY 26, 2002) THROUGH JULY 31, 2002

                                               Common Stock     Additional
                                           Number               Paid-In
                                         of Shares    Amount    Capital      Deficit      Total
                                         ---------    -------   ----------   -------      -----

Common stock issued to organizing
  shareholder for services                4,630,000    $ 463          $ -       $ -        $ 463
Common stock issued to consultant for
  services                                  150,000       15                                  15
Common stock issued for hotel property      220,000       22    2,199,978              2,200,000
Net loss for the period                           -        -            -    (4,508)      (4,508)
                                         ----------   ------  -----------   -------- -----------
Balance July 31, 2002                     5,000,000    $ 500   $2,199,978   $(4,508) $ 2,195,970
                                         ==========   ======  ===========   ======== ===========

                                INN-VESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                          FOR THE PERIOD FROM INCEPTION
                      (JULY 26, 2002) THROUGH JULY 31, 2002

Cash Flow from Operating Activities
Net loss                                                 $ (4,508)
Adjustments to reconcile net loss to net cash
used by operating activities:
Expenses paid with common shares                              478
Property taxes collected from seller                       27,562
                                                           -------
Net cash provided by operating activities                  23,532
                                                           -------
Cash Flow from Investing Activities
Purchase of hotel property                               (298,764)
                                                         ---------
Net cash used by investing activities                    (298,764)
                                                         ---------
Cash Flow from Financing Activities
Proceeds from borrowings                                  325,000
                                                         --------
Net cash provided by financing activities                 325,000
                                                         --------
Net Increase In Cash                                       49,768
Balance at beginning of period                                  -
                                                         --------
Balance at end of period                                 $ 49,768
                                                         ========
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
Cash paid for interest                                   $      -
                                                         ========
Cash paid for income taxes                               $      -
                                                         ========
SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
Stock given in exchange for -
Management consulting                                    $    463
Transaction assistance and development                         15
Acquisition of hotel property                           2,200,000

                                INN-VESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                          FOR THE PERIOD FROM INCEPTION
                      (JULY 26, 2002) THROUGH JULY 31, 2002


1.    NATURE OF BUSINESS AND ORGANIZATION

INN-VESTORS, INC. (the Company) was formed on July 26, 2002 as a wholly owned Nevada Corporation by Hospitality Plus Corporation (the Parent). The Company then acquired an inactive hotel property in El Paso Texas from Dina, Inc. (the Seller) for cash and common stock. The acquired hotel is a 209 room, seventeen story facility built in 1970, closed in 1998 and known locally as The International Hotel (the Hotel).

Extensive rehabilitation and renovation expenditures are planned prior to reopening the Hotel in 2003 utilizing the Parent company as the operator.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
----------------------

The Company acquired the Hotel for $300,000 cash and 220,000 shares of its common stock with a minimum value of $2,200,000 on July 28, 2002. Under the terms of the Purchase Agreement, the Company, within 100 days following the closing date, will register the 220,000 shares of the Company's common stock issued in order to make them readily marketable on a national securities market system. The Company agreed that the 220,000 shares registered would be the only Company common stock registered during the twelve months following the hotel acquisition closing. If the shares are not registered within the time allotted, the Seller, at its sole discretion, can allow the registration process to continue to completion, retain its share ownership or return the stock to the Company in exchange for common shares of a Company affiliate with a market value of $2,200,000 at the date of the exchange.

For the purpose of these financial statements, the Company's common stock issued is treated as outstanding at the acquisition issue price of $2,200,000. If the Seller substitutes an affiliate's common shares for the Company shares, that affiliate will assume ownership of the 220,000 acquisition shares originally issued to the Seller.

The Company must close on a bridge loan from a third party institutional lender in the amount of at least $3,500,000 within 150 days of closing and use the proceeds to commence and diligently pursue remolding of the Hotel. However, this obligation will be void once the Seller sells all or part of the stock it received at the closing. The Company will be in default under the terms of the Purchase Agreement if the bridge loan is not closed with the 150 days of closing, or the Company does not immediately proceed to make improvements to the Hotel within thirty days after closing the bridge loan and continue making improvements diligently, without cessation or the Hotel becomes encumbered by any lien other than the bridge loan without the prior written consent of the Seller, however, this last default (encumbered by any lien) will be void once the registration of the 220,000 shares of the Company common stock referred to in first paragraph is filed. Upon an occurrence of an aforementioned default, a beneficiary of the trust which owns the Parent agrees to pay the Seller $2,200,000 in exchange for the stock of the Company.

Use of Estimates
----------------

The preparation of the financial statements in conformity with generally accepted accounting principles prevalent in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern Presentation

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern. Such principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, the Company is in the development stage and has not established a source of revenues sufficient to allow it to continue as a going concern. The Company is negotiating an agreement to raise short-term funding and plans to seek long-term funding through a private placement of debt. Management believes that sufficient funding will be raised to meet the Company's development stage site rehabilitation and remodeling plans and operating needs.

Cash and Cash Equivalents
--------------------------

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Fair Value of Financial Instruments
------------------------------------

Fair value is determined by using available market information and appropriate valuation methodologies. The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, which due to their short maturities, are carried at amounts which reasonably approximate fair value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, which is computed using the straight-line method over their useful lives. Expenditures for major acquisitions and improvements are capitalized, while expenditures for maintenance and repairs are charged to operations. The cost of assets sold or retired and any related accumulated depreciation is eliminated from the accounts, and any resulting gain or loss is included in operations.

Depreciation and amortization of items of property and equipment are computed based on the following estimated useful lives:

         Buildings                                    20 to 40 years
         Property improvements                        20 to 50 years
         Furniture and equipment                       5 to 10 years

Income Taxes

The Company has adopted SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities. See Note 4 for a summary of the Company's tax transactions.

Loss Per Share

The Company has adopted the Financial Accounting Standards Board Statement No. 128, "Earnings per Share". The calculation of basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Basic loss per common share is computed by dividing the net loss attributable to common stock shareholders by the weighted average common shares outstanding during the reporting period.

Impairment of Assets

The carrying value of long-lived assets, which include property and equipment and all intangibles, are evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying assets. Adjustments to fair value are made if impairment indicators are present and the sum of expected future net cash flows is less than book value. To date, no adjustments for impairment have been made

3.       PROPERTY AND EQUIPMENT

Property and equipment consists of the acquired Hotel land and its improvements. The Hotel was built in 1970 as a seventeen-story structure with 209 guest rooms and a club facility on the top floor. The acquisition price of $2,650,295 was allocated to the various facility components based on their estimated fair market value at the date of purchase. As a non-revenue producing property, the cost will not be depreciated and amortized until the rehabilitation and remodeling is completed.

4.       INCOME TAXES

No federal income taxes have been paid since the inception of the Company. The Company has a net operating loss for the period since inception and anticipates a taxable loss for its first fiscal year. At this juncture there is no difference in the taxable loss that will be determined for financial and federal income tax purposes. Consequently there are distinguishable deferred federal income tax components or elements.

The taxable net operating loss of $4,508 for the period would, calculated at the statutory federal rates, result in a potential future tax benefit of $1,600, which is, in accordance with sound accounting practices, off set by a valuation reserve of $1,600.

5.    HOTEL MANAGEMENT AGREEMENT

The Hotel has entered into a management agreement which expires December 31, 2011 with its parent company. Pursuant to the terms of the management agreement, the parent is to manage the hotel for a base management fee of 4% of gross revenues plus an incentive fee equal to 2% percent of certain measures of profitability, as defined by the parties. In the event of termination by the Hotel, a termination fee of thirty-six months of fees plus other specified fees will be paid.

6.    CONTINGENCIES

The nature of the operations of the Hotel exposes the Company to the risk of claims and litigation in the normal course of their business. At July 31, 2002, the Company is not aware of any asserted claims.

7.    NOTES PAYABLE

The Company borrowed $325,000 in cash for the initial capital and funding for the acquisition. An independent third party principal to the transaction provided the acquisition cash, initial funds and certain acquisition and consulting services. As compensation for the services and the funds advanced, the Company executed a note for $475,000 that is due and payable on or before October 25, 2002 and pledged the Hotel land and improvements as collateral. The note bears interest at 9.0% per annum if paid by its due date and at 15.0% on any matured and unpaid balances. As additional compensation to the principal, the Company issued 150,000 shares of common stock at the originating founder's value of $.0001 per share.

8.    AUTHORIZED CAPITAL STOCK

The Company has the authority to issue 55,000,000 shares of stock, consisting of 50,000,000 shares of common stock with a par value of $.0001 per share and 5,000,000 shares of preferred stock with a par value of $.01 per share.

Under the terms for the agreement for the acquisition of the El Paso hotel property, the Company guarantees the Seller that within one year a value of at least $2,200,000 for the 220,000 common shares issued. If that value is not achievable, the Seller, at its sole discretion retain its share ownership or return the stock to the Company in exchange for common shares of a Company affiliate with a market value of $2,200,000 or other assets of comparable value at the date of the exchange.

The Company's Preferred Shares may be issued from time to time in one or more series with distinctive designations or titles as may be determined by the board of directors. Preferred Stock shall have such voting powers, preferences, participating privileges or limitations as shall be stated in the board of Directors resolution providing for their issuance.

9.    CONCENTRATION OF RISK

The company is a start-up enterprise and its future is dependent upon completing its plan to rehabilitate and remodel the acquired property in a timely and cost effective fashion, obtaining the property rehabilitation and improvement funds on a reasonable basis and obtaining the personnel necessary to effectively manage the property. Additionally, the profitability of the Hotel is dependent upon business and leisure travelers and obtaining a significant amount of convention traffic. Consequently, demand may fluctuate significantly and be seasonal. In addition, it is located in a small population center without a large amount of destination tourism or business travel and may encounter unfavorable regional or national economic or weather conditions that could adversely affect the results of operations.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of INN-VESTORS, INC.
Greenville, Texas

We have audited the accompanying historical statements of revenues and direct operating expenses (the "historical statement") of International Hotel of El Paso, Texas (the "Property") for the year ended February 28, 2002. This historical statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this historical statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property's revenues and expenses.

In our opinion, the February 28, 2002 historical statement presents fairly, in all material respects, the revenues and direct operating expenses, as described in Note 1, of the Property for the year ended February 28, 2002 in conformity with accounting principles generally accepted in the United States of America.

We did not audit the accompanying historical statements of revenues and direct operating expenses for the five-month periods ended July 31, 2002 and 2001 and, accordingly, we express no opinion or any other form of assurance on them.





                                          THOMAS LEGER & CO., L.L.P.


Houston, Texas
September 23, 2002

                      INTERNATIONAL HOTEL OF EL PASO, TEXAS
                        HISTORICAL STATEMENTS OF REVENUES
                          AND DIRECT OPERATING EXPENSES
                      FOR THE YEAR ENDED FEBRUARY 28, 2002
      AND FOR THE UNAUDITED FIVE-MONTH PERIODS ENDED JULY 31, 2002 AND 2001

                                                                  For the Year
                                       For the Five Months            Ended
                                         Ended July 31,           February 28,
                                      2002            2001            2002
                                     ------          ------         --------
                                   (Unaudited)

RENTAL INCOME
Cellular tower                     $ 7,651         $ 7,650        $ 18,361
Garage parking                         900           1,200           1,200
                                    -------        --------        --------
                                     8,551           8,850          19,561
                                    -------        --------        --------
DIRECT OPERATING EXPENSES
   Property taxes, assessments,
penalties and interest              50,873          33,670          75,086
   Insurance                         3,874           3,398          10,538
Utilities                            5,672           5,525          14,906
Security                             1,616             943           3,712
Repairs and maintenance                  -               -           1,460
Other                                2,113           1,557           3,997
                                    -------        --------        --------
                                    64,147          45,093         109,699
                                    -------        --------        --------
EXCESS OF DIRECT OPERATING
EXPENSES OVER REVENUES           $ (55,597)      $ (36,243)      $ (90,138)
                                   ========        ========        ========

                                INN-VESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 28, 2002

                                                   HISTORICAL
                                         INN-VESTORS,    INTERNATIONAL      PRO FORMA      PRO FORMA
                                             INC.            HOTEL         ADJUSTMENTS     COMBINED
                                        -------------   ---------------   -------------    ---------

       RENTAL INCOME
       Cellular tower                       $ -            $ 18,361           $ -         $ 18,361
       Garage parking                         -               1,200             -            1,200
                                           ------           --------          -----        --------
                                              -              19,561             -           19,561
                                           ------           --------          -----        --------
       DIRECT OPERATING EXPENSES
          Property taxes, assessments,
       penalties and interest                 -              75,086       (27,976)          47,110
          Insurance                                          10,538             -           10,538
       Utilities                                             14,906             -           14,906
       Security                                               3,712             -            3,712
       Repairs and Maintenance                                1,460             -            1,460
       Other                                  -               3,997             -            3,997
                                          ------           --------          -----         --------

                                              -            109,699       (27,976)           81,724
                                          ------           --------       --------         --------

       EXCESS OF DIRECT OPERATING
       EXPENSES OVER REVENUES              $  -          $ (90,138)      $ 27,976        $ (62,162)
                                          ======         ==========      =========       ==========

                      INTERNATIONAL HOTEL OF EL PASO, TEXAS
                   NOTES TO HISTORICAL STATEMENTS OF REVENUES
                          AND DIRECT OPERATING EXPENSES
           For the Year Ended February 28, 2002 and for the Unaudited
                 Five-Month Periods Ended July 31, 2002 and 2001

1.       BASIS OF PRESENTATION

The historical statements of revenues and direct operating expenses (the "historical statement") reflect the operations of the International Hotel of El Paso, Texas (the "Property"). On July 25, 2002, INN-VESTORS, INC. (the "Company") purchased the land, improvements, equipment and furniture and fixtures of the Property. The Property is a 209 room; seventeen-story facility built in 1970, closed in 1998 and was operated locally through three separate corporations: Dina, Inc., Epsilon, Inc. and Vino, Inc.

The accompanying historical statements of revenues and direct operating expenses combines the applicable operation of those entities and have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. Revenues and direct operating expenses are presented on the accrual basis of accounting. Rental income consists of a monthly contractual payment from a cellular company and periodic automobile parking fees.

Certain revenues, costs and expenses that are dependent on the ownership, management and carrying value of the Property have been excluded from the accompanying historical statements. The excluded revenues consist primarily of non-operating revenue related to the Property. The excluded expenses consist primarily of interest, management fees, depreciation and amortization of the Property. Consequently, the excess of direct operating expenses over revenues, as presented, is not intended to be either a complete presentation of the Property's historical revenues and expenses or comparable to the proposed future operations of the Property.

In the opinion of management, all adjustments considered necessary for a fair presentation of the historical statements of revenues and direct operating expenses for the unaudited five-month periods ended July 31, 2002 and 2001 have been included, and all such adjustments are of a normal recurring nature. The excess of direct operating expenses over revenues for the unaudited five-month period ended July 31, 2002 is not necessarily indicative of the results of operations that can be expected for the year ending February 28, 2003.

2.       RISKS AND UNCERTAINTIES

The operations of hotel real estate are cyclical, being dependent in part on the status of local, regional, and national economies. Additionally, the profitability of the Hotel is dependent upon business and leisure travelers and obtaining a significant amount of convention traffic. Consequently, demand may fluctuate significantly and be seasonal, and future revenues and expenses achieved by the Property's management could materially differ from historical results.

                                INN-VESTORS, INC.
                          (A Development Stage Company)
              Unaudited Pro Forma Combined StatementS of Operations


INTRODUCTION

INN-VESTORS, INC. (the Company) was formed by Hospitality Plus Corporation on July 26, 2002 as a majority owned Nevada Corporation. The Company then acquired an inactive hotel property in El Paso Texas from Dina, Inc. (the Seller). The acquired hotel is a 209 room, seventeen story facility built in 1970, closed in 1998 and known locally as the International Hotel (the Property).

The following Unaudited Pro Forma Combined Statements of Operations are presented for illustrative purposes only, and are not necessarily indicative of the results of operations of future periods or the results that would have been realized had the Property been acquired by the Company as of the dates set forth below. The Unaudited Pro Forma Combined Statements of Operations (including notes thereto) are qualified in their entirety by reference to and should be read in conjunction with the historical financial statements of the Company and the Property, including the notes included herein.

The historical statements are (a) the audited historical statements of Revenue and Direct Operating Expenses for the year ended as of February 28, 2002 and (b) the unaudited historical Statements of Revenues and Operating Expenses for the five months ended July 31, 2002 and 2001.

The accompanying Unaudited Pro Forma Combined Statement of Operations for the five months ended July 31, 2002 gives effect to the acquisition of the Property as if the purchase occurred on March 1, 2002.

The accompanying Unaudited Pro Forma Combined Statement of Operations for the year ended February 28, 2002 gives effect to the acquisition of the Property as if the purchase occurred on March 1, 2001.

The accompanying pro forma financial statements are unaudited and are subject to a number of estimates, assumptions, and other uncertainties, and do not purport to be indicative of the actual results of operations that would have occurred had the acquisition reflected therein in fact occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations that may be achieved in the future.

                                INN-VESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE FIVE MONTHS ENDED JULY 31, 2002
                                       HISTORICAL

                                       INN-VESTOR'S          INTERNATIONAL      PRO FORMA      PRO FORMA
                                   INC. HOTEL ADJUSTMENTS      COMBINED

RENTAL INCOME
Cellular tower                             $ -               $ 7,651          $   7,651        $ 7,651
Garage parking                               -                   900                  -            900
                                           -----              -------           --------         ------
                                             -                 8,551                  -          8,551
                                           -----              -------           --------         ------
DIRECT OPERATING EXPENSES

   Property taxes, assessments,
penalties and interest                       -                50,873            (31,625)        19,248
   Insurance                                                   3,874                             3,874
Utilities                                                      5,672                             5,672
Security                                                       1,616                             1,616
Repairs and Maintenance                                            -                                 -
Other                                    4,508                 2,113                  -          6,621
                                         ------              --------           --------       -------
                                         4,508                64,147            (31,625)        37,031
                                         ------              --------           --------       -------
EXCESS OF DIRECT OPERATING
EXPENSES OVER REVENUES                $ (4,508)            $ (55,597)          $ 31,625       $(28,480)
                                        =======             =========           =======        =======

                                INN-VESTORS, INC.
                          (A Development Stage Company)
         Notes to Unaudited Pro Forma Combined Statements of Operations
  For the Year ended February 28, 2002 and the Five Months Ended July 31, 2002


Basis of Presentation

The unaudited pro forma combined statement of operations for the five months ended July 31, 2002, gives effect to the acquisition of the Property as if the purchase had occurred on March 1, 2002. The unaudited pro forma combined statement of operations for the year ended February 28, 2002, gives effect to the acquisition of the Property as if the purchase had occurred on March 1, 2001.

The unaudited pro forma condensed combined consolidated financial statements have been adjusted as discussed in the note below:

The historical pro forma information reflects the expenses incurred to maintain the property as a dormant hotel operation. These amounts do not reflect the planned financing for the hotels rehabilitation and upgrade, estimated at $4,000,000 and the costs associated therewith. In as much as the Property is in a non-operating status, depreciation and amortization were not determined and included as a cost of operations. The pro forma adjustment reduces the historical property taxes for the penalties and interest incurred in the past.

                                 INN-Vest, Inc.
                                Shareholder List
                                  July 31, 2002
                                    Exhibit A


                                                               Number        % of Owner
   Certificate Number                                            of             Ship
                                     Holder                    Shares
   --------------------    -----------------------------   ---------------- -------------

            1              Hospitality Plus Corp             4,630,000        92.6%

            2              Doug Larson                         150,000         3.0

            7              DINA, INC.                          197,500

                           Recon Real Estate Consultants
            8                                                   22,500         0.5


                                                           ------------ -------------
                           Shares Outstanding                5,000,000       100.0%
                                                           ============ =============


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 24.   Indemnification of Directors and Officers

          Nevada law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The amended and restated articles of incorporation of Inn-Vestors, Inc. limit the liability of directors to Inn-Vestors, Inc. or its stockholders to the fullest extent permitted by Nevada law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability

* for acts or omissions not in good faith that constitute a breach of duty of the director to us or an act or omission which involves intentional misconduct or a knowing violation of law,

* for an act or omission for which the liability of a director is expressly provided by an applicable statute, or

* for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

          The inclusion of this provision in the amended and restated articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Item 25.  Other Expenses of Issuance and Distribution

          The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

        SEC Registration Fee..................................         $8.89
        Printing and Engraving Expenses.......................
        Legal Fees and Expenses...............................        25,000
        Accounting Fees and Expenses..........................         5,000
        Miscellaneous.........................................         5,000
        TOTAL.................................................    $35,008.89
                                                                  ==========
 Item 26.  Recent Sales of Unregistered Securities

     In July 2002, we issued our founder Hospitality Plus Corporation, our parent company, 4,630,000 shares of common stock in consideration for services rendered valued at $463.00. We believe the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act, as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, and since the transaction was non-recurring and privately negotiated.

     In July 2002, we issued 197,500 shares of our common stock to Dina, Inc. and 22,500 shares of our common stock to Recon Real Estate Consultants, Inc. in connection with the purchase of real property located at 113 Missouri, El Paso, Texas. We believe the transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act, as the recipients had sufficient knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in us, and since the transactions were non-recurring and privately negotiated.

     In July 2002, we issued Douglas Larson 150,000 shares of our common stock in consideration for a loan. We believe the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act, as the recipient had sufficient knowledge and experience in financial and business matters that he was able to evaluate the merits and risks of an investment in us, and since the transaction was non-recurring and privately negotiated.

Item 27.  Exhibits

                      INDEX TO EXHIBITS

 Exhibit No.     Identification of Exhibit

 3.1(1)          Articles of Incorporation
 3.2(1)          Amended and Restated Articles of Incorporation
 3.3(1)          Amended By-Laws of INN-Vestors, Inc.
 5.1(1)          Legal Opinion
 10.1(1)         Promissory Note with Douglas A. Larson
 10.2(1)         Purchase Agreement with Dina, Inc.
 10.3(1)         First Modification of Purchase Agreement
 10.4(1)         Second Modification of Purchase Agreement
 10.5(1)         Third Modification to Purchase Agreement

 10.6(1)         Hotel/Motel Management Agreement with Hospitality Plus
                 Corporation
 23.1(1)         Consent of Thomas Leger & Co., L.L.P.
 23.2(2)         Consent of Vanderkam & Sanders

 (1) Filed herewith.
 (2) Contained in Exhibit 5.1.

 Item 28.  Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
          iii.Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

          ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the 10th day of December, 2002.



                                   INN-VESTORS, INC.


                                   By: /s/ Keith D. Newton
                                      -----------------------------------
                                      Keith D. Newton, Chief Executive Officer

    This registration statement has been signed by the following persons in the capacities and on the dates indicated:

 Signature                           Title                      Date
------------                       ---------                 ----------
 /s/ Keith D. Newton        President, CEO and Director   December 10, 2002
------------------------
  Keith D. Newton

 /s/ Brandon Walters        Vice President                December 10, 2002
------------------------
  Brandon Walters

  /s/ Gary Bell             Secretary and Treasurer       December 10, 2002
------------------------
 Gary Bell